EXHIBIT 99.2

From: Robert L. Chapman, Jr.
Sent: Monday, March 09, 2009 9:04 PM
To: 'Michael W. Klinger
Subject: EDCI Holdings (EDCI): Board of Directors Meeting 03/09-10/2009: Audit Committee Finance Work Unacceptable

March 9, 2009

MWK,

The goal for full implementation of my PowerPoint guidelines, as articulated repeatedly for the past 3-4 weeks, was not obtained in the Audit Committee presentation. Outside of the multiple errors (typographical and otherwise), omissions (operating income and operating margin % not in the 4Q2008 nor FY2008 slides until I caught the omission), and aesthetics (sloppy presentation was ubiquitous), your and MDN’s lack of anything near mastery of the 4Q2008 and FY2008 absolute and relative (Y/Y and Q/Q) numbers was unacceptable. Seemingly, only KEB displayed confidence in his understanding of the numbers, their derivation and meaning.

I am hoping the finance team’s section of the Board Book and related presentation is far improved tomorrow.

RLCjr